                                                                   EXHIBIT 12.4

                            KOLMAR LABORATORIES, INC.
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                              1998           1999
                                                            --------       --------
                                                            (DOLLARS IN THOUSANDS)
Income (loss) before taxes ..........................       $  2,063       $  3,609
Fixed charges reflected in income (loss) before taxes
   Interest expense .................................             80            349
   One third of rental expenses .....................            190            358
                                                            --------       --------
Total fixed charges .................................       $    270       $    707
                                                            --------       --------

Income (loss) before taxes plus fixed charges above .       $  2,333       $  4,316
                                                            ========       ========
Fixed charge ratio ..................................          8.64x          6.10x